UNITED STATES

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Morgans Hotel Group Co.

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On June 12, 2013, Morgans Hotel Group Co. (the “Company”) issued a press release relating to the Company’s 2013 Annual Meeting of Shareholders to be held on June 14, 2013. A copy of the press release is set forth below.

MORGANS HOTEL GROUP BOARD SLATE COMMITTED AND BEST POSITIONED TO EXECUTE A SALE OF THE COMPANY

Morgans Urges Shareholders to Vote on the WHITE Proxy Card Today

Morgans’ Board Slate 100% Committed to Promptly Initiating a Sales Process for the Company upon Re-Election at the Company’s 2013 Annual Shareholder Meeting

OTK Dissident Slate Offers No Plan to Address Significant Consent Rights of Yucaipa

NEW YORK, June 12, 2013 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”) today issued a letter to shareholders in connection with its 2013 Annual Shareholder Meeting scheduled to be held on June 14, 2013. The text of the June 12 letter follows:

Dear Fellow Morgans Hotel Group Shareholder:

We have previously mailed you our proxy materials for Morgans’ upcoming 2013 Annual Shareholder Meeting to be held on Friday, June 14, 2013. Given the critical importance of the meeting, we urge shareholders to vote the WHITE proxy card for Morgans’ Board slate, which is best positioned to execute a sale of the Company and maximize value for all shareholders.

THERE IS A CLEAR CHOICE FOR SHAREHOLDERS: SALE OR STALEMATE

Last week, Morgans’ Board slate announced its 100% commitment to promptly initiate a sales process for the Company upon re-election at the 2013 Annual Shareholder Meeting on June 14, 2013. Shareholders now have a clear choice:

•	Elect Morgans’ slate, which already provides for proportional representation of OTK Associates LLC (“OTK”), to immediately begin a sales process to maximize value for shareholders; OR

•

Elect the Taubman and Olshan family-controlled OTK slate, which offers a vague “plan” that does not address the Company’s balance sheet challenges or significant consent rights and which would result in a stalemate and substantial “uncertainty and animosity” with the Company’s largest creditor, The Yucaipa Companies (“Yucaipa”).

OTK IS NEITHER WILLING NOR ABLE TO PURSUE STRATEGIC ALTERNATIVES

There are a number of reasons that suggest OTK would be neither willing nor able to pursue a sale of the Company to maximize value for all shareholders now.

•

No solution for Yucaipa consent rights: Yucaipa, which owns warrants to purchase 12,500,000 shares of common stock, currently holds consent rights over, among other things, a sale of the Company or substantially all of its assets for so long as Yucaipa has “the right to purchase through exercise of the Warrants (whether or not any or all of such Warrants are exercisable), an aggregate of at least 6,250,000 shares of Common Stock.”[1] Yucaipa has already publicly

[1]	See Section 5.6 of the Securities Purchase Agreement dated October 15, 2009 among Morgans, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. which was filed as Exhibit 10.1 to Morgans’ Form 8-K filed with the SEC on October 16, 2009.

http://www.sec.gov/Archives/edgar/data/1342126/000095012309050994/0000950123-09-050994-index.htm Also, as described in such Form 8-K, the warrants to purchase 12,500,000 shares of Morgans common stock held by Yucaipa are exercisable at a price of $6.00 per share utilizing a cashless exercise method only, resulting in a net share issuance.

declared that it believes that OTK is not qualified to run a sales process and that the election of the OTK slate will lead to continued uncertainty and animosity and detract from and actually deter any effort to maximize value for all shareholders.

•

Misaligned cost basis: OTK entered the Company’s stock at an average cost of approximately $15.20 per share, raising important questions about whether it would credibly support a sale of the Company below this price.

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Pursuing family objectives: OTK is seeking to put three Taubman and Olshan family heirs and a long-time family employee on the Board, which suggests they envision Morgans as a long-term family enterprise to pursue their family interests.

We do not believe that OTK’s nominees will be able to effectively pursue a sale of the Company given Yucaipa’s consent rights and Yucaipa’s public stance on the subject. In addition, we have doubts about the commitment of OTK’s nominees to any sale process given OTK’s cost basis, its refusal to enter into any reasonable compromise to date, and its apparent objective of handing control of Morgans to Taubman and Olshan family heirs and affiliates.

It is important to note that Yucaipa announced its support for the Company’s Board slate and for a sale of the Company – although Yucaipa declared it will not bid for the Company itself. Yucaipa’s support should allow the Company’s Board slate to proceed in running a sales process quickly and efficiently.

MORGANS’ BOARD SLATE IS 100% COMMITTED TO PROMPTLY INITIATING A SALES PROCESS UPON ELECTION

All of our Board nominees 100% support selling the Company in an expeditious process because they believe it is the right thing to do based on recent events and the current potential to maximize shareholder value.

•

Growing interest from potential buyers: We are seeing increasing interest from potential acquirers and the Company has received directly, or through our financial advisors, expressions of interest from nine hospitality companies.

•

Significant value creation opportunity: Our Board and management team have created a high-growth, high-cash-flow, asset-light business model that can attract a strong price multiple, which is underscored by recent transactions for similar models.

•

Shareholder feedback: We have received significant shareholder feedback over the last several weeks urging our Board to pursue a sales process. Given this feedback, together with the current expressions of interest in the “plug-and-play” business model we created, Morgans’ slate announced its commitment to initiate a sales process.

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY

Our shareholders now face a very clear choice — either a process to explore a sale of the Company with the current Board or stalemate and uncertainty involving OTK battling with Yucaipa for some time, which clearly will be detrimental to shareholders.

We urge shareholders to vote the WHITE proxy card for the Company’s Board slate, which is best positioned to execute a sale of the Company and maximize value for all shareholders.

We strongly urge you to vote only the WHITE proxy card and discard any gold proxy card you may have received from OTK and reject their attempt to obtain control of Morgans without paying you a control premium.

Shareholders should be aware that a vote cast on OTK’s gold proxy card does not vote for any of Morgans’ nominees, even if shareholders only vote for three of OTK’s nominees and withhold from the remaining OTK nominees. If shareholders want to ensure that their vote does not inadvertently turn full control of the Board over to OTK, they should cast their vote for all available nominees on Morgans’ WHITE proxy card.

For assistance in casting your vote for Morgans’ director nominees, please call Richard H. Grubaugh of D.F. King & Co., Inc. at (212) 493-6950 or email him at rgrubaugh@dfking.com.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

Michael Gross

Chief Executive Officer

ABOUT MORGANS HOTEL GROUP

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and the intention of our Board nominees to explore strategic alternatives if elected, and any potential strategic transaction that may result from any such process. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the proposed deleveraging transaction, the proposed rights offering and related proposed transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual events or our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause actual events or our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to whether any potential counterparty would be willing to enter into a sales transaction on acceptable terms or at all, as well as economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, as amended by the Form 10-K/A filed on April 30, 2013, and other documents filed by the Company with the SEC from time to time. In particular, on May 14, 2013, the Delaware Court of Chancery entered an order, among other things, prohibiting the Company from taking any steps to consummate the previously announced proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed deleveraging transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated and what impact, if any, that proposed transaction would have on any process to explore strategic alternatives. See the Company’s definitive 2013 proxy statement, filed with the SEC on May 23, 2013, for more detail. All forward-looking statements in this press release are made as of the date hereof, based upon information known as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

IMPORTANT ADDITIONAL INFORMATION

On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Shareholders. Shareholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Shareholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

CONTACTS

Investors:

Richard Szymanski, Morgans Hotel Group Co., (212) 277-4188

Richard H. Grubaugh, D.F. King & Co., Inc., (212) 493-6950, rgrubaugh@dfking.com

Media:

Lex Suvanto or Neil Maitland, Abernathy MacGregor, (212) 371-5999, lex@abmac.com or nam@abmac.com